EXHIBIT 99.2

On May 4, 2016, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Welcome to inTEST Corporation's 2016 First Quarter Financial Results Conference Call. At this time, all participants are in listen-only mode. Later, we will conduct a question-and-answer session At that time if you have a question, you will need to press star and one on your push button phone. As a reminder, this conference call is being recorded today. A replay will be accessible at www.inTEST.com.

It is now my pleasure to turn the call over to inTEST's Investor Relations, Laura Guerrant. Please go ahead.

Laura Guerrant-Oiye:

Thank you, Maria. And thank you for joining us for inTEST's 2016 first quarter financial results conference call. With us today are Robert Matthiessen, President and CEO; Hugh Regan, Treasurer and Chief Financial Officer; and Jim Pelrin, Executive Vice President.

Mr. Matthiessen will briefly review highlights from the first quarter as well as current business trends. Mr. Regan will then review inTEST's detailed financial results and, discuss, guidance for the second quarter. We'll then have time for any questions. If you've not yet received a copy of today's release, it may be obtained on inTEST's Web site, www.inTEST.com. Before we begin the formal remarks, the Company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, our ability to implement and execute the 2015 repurchase plan, changes in business conditions in the economy, changes in the demand for semiconductors, changes in the rates of and timing of capital expenditures by semiconductor manufacturers, the success of our strategy to diversify our business by entering markets outside the semiconductor or ATE markets, progress of product development programs, increases in raw material and fabrication costs associated with our products and other risk factors set forth from time-to-time in the Company's SEC filings, including, but not limited to inTEST's periodic reports on Form 10-K and Form 10-Q.

The Company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

And with that, let me now turn the call over to Bob Matthiessen. Please go ahead, Bob.

Robert Matthiessen:

Thank you, Laura. Welcome everyone to our 2016 first quarter conference call. I'll review some of the highlights, our markets and what we are seeing in our customer base and then Hugh will review the financial results in detail. Our results for the first quarter were better than we had expected. Net revenues, gross margin and net earnings, all exceeded guidance, and orders increased by a very sizeable 34% over Q4. Our newly reorganized EMS products division contributed significantly to the quarter [with reduced operating losses which improved our overall profitability as compared to the 4th quarter of 2015], driven in part by strength in the automotive sector of the semi-conductor market as well as demand created by the next generation smart phone. (FN)

Now let me review our segments. The Thermal Products segment is our largest and most profitable division. We've strategically diversified this segment, resulting in new opportunities in industrial testing and broadening our end market penetration into electronics test applications in various growth markets, including automotive, consumer electronics, defense aerospace, energy, industrial and telecommunications. In addition, new product offerings have opened industrial markets outside of this for both OEM and end user applications.

Thermal segment bookings for the first quarter were $5.1 million compared with $5.2 million for the fourth quarter. First quarter thermal segment revenues were $5.2 million compared with fourth quarter's revenues of $5.4 million. For the first quarter, thermal business continued to be soft, particularly in North America, however, the Asian market has improved with optical transceiver companies providing an upsurge in our telecom business there as the adaption of 40G technology begins to gain momentum particularly for data centers. We see the trend for Q2 towards a modest increase and expect that that will continue into Q3.

Thermal highlights for the quarter included the qualification of an OEM customer MEMS tester handler solution incorporating a custom segment chamber at a major device manufacturer prove successful paving the way for more orders. In addition, another MEM supplier purchased the same OEM custom MEMS tester handler solution; our new telecom transceiver company purchased their first ThermoStream; our processed chiller systems business continues to capture both new end users and additional OEM orders with four chiller systems shipped in the first quarter for approximately $190,000 and; a standard product chiller line of 18 low temperature models was launched and has resulted in a 30% increase in RFQs.

Now let me turn to the EMS products division. The EMS products business was strong in the first quarter driven by a combination of three factors; satisfying a degree of pent up demand; a strong automotive market; and demand created by the next generation smart phone. We expect the smart phone business to continue through Q2 and the automotive business throughout the year. Q1 mechanical product segment bookings were $2.6 million compared with $1.3 million last quarter. Mechanical sales were $1.9 million compared with $1.3 million reported last quarter.

Q1 electrical segment bookings were $2.1 million compared with Q4 electrical segment bookings of $838,000. Electrical revenues were $1.5 million compared with fourth quarter electrical revenues of $1.1 million.

And now for EMS highlights for the quarter they include a major Taiwan subcontractor purchase 11 sets of docking and interface hardware; and other subcontractor accepted our interface hardware displacing a competitor for future services; a major IDM purchased 10 new test cells using manipulators, docking and interface products; and a major OEM purchased 20 Cobal 250 manipulators; and in addition a major IDM has adopted Intellidock hardware displacing another competitor.

Before I turn the call over to Hugh, let's take a look at a few overall trends. While we've seen upticks in certain markets outside of the U.S., the U.S. has been generally weak across the board for semi-related and non-semi related products, which seems to be attributable through this theme and election year, defense spending going down and the price of oil, which is especially impacts industrial markets.

Also as most of you were very aware, there has been an unprecedented level of consolidation in the semiconductor industry impacting our customer base. Over the past year or so, roughly 20 customers suddenly became 10 and those remaining/merged companies have slowed their respective capital expenditure somewhat until they can fully evaluate their needs. The acquired companies are still being digested and absorbed and the surviving companies are assessing their available internal capital against their requirements.

Key drivers for inTEST are the embryonic growth of the Internet of Things, the surging use of sophisticated electronics and automobiles, continued growth of telecommunications and internet backbone, and a drive for improved semi-device packaging. By continually responding to the changes in our industry, we are optimally positioned to meet the needs of our customers as their technological roadmaps evolve.

Our long-term objective is centered on diversified growth through acquisition and the evolution of inTEST into a broad based industrial test company, while continuing to supply our valued customers in the semiconductor test arena. As we continue to execute our differentiated product strategy, we believe the conditions for long-term success remained firmly in place.

And with that, I'd like to turn the call over to Hugh.

Hugh Regan:

Thanks Bob. First quarter 2016 end user net revenues were $8.2 million or 94% of net revenues compared to $7.7 million or 97% of net revenues in the fourth quarter. OEM net revenues grew $493,000 or 6% of net revenues, up from $219,000 or 3% for the fourth quarter of 2015. Net revenues from markets outside of semiconductor tests were $2.6 million or 30% of net revenues compared with $2.7 million or 34% of net revenues in the fourth quarter.

The Company's first quarter gross margin was $4.1 million or 47% as compared with $3.6 million or 46% in the fourth quarter. The improvement in the gross margin was the result of a more favorable absorption of our fixed manufacturing cost, which were relatively unchanged at $1.4 million, but as a percentage of our revenues decreased from 17% in Q4 to 16% in Q1. Partially offsetting this decrease was a slight increase in our consolidated component material cost, which grew from 32.8% in the fourth quarter to 33.8% in the first quarter.

The increase in our consolidated component material cost was the result of an increase in component material costs of our mechanical product segment, which increased from 41% in the fourth quarter of 2015 to 44.3% in the first quarter of 2016. The increase in the Mechanical Products segment's Q1 2016 component material costs was driven by increase in manipulator product sales, which increased from 26% of fourth quarter mechanical product segment sales to 43% of first quarter sales. This increase was partially offset by a reduction in the component material cost in our Electrical Products segment, which declined from 36.2% in the fourth quarter to 33.2% in the first quarter. This reduction was the result of a more favorable product and customer mix in the first quarter compared to the fourth quarter. Our Thermal Products segment's component material cost remained fixed at 30% for both the fourth quarter of 2015 and the first quarter of 2016.

Another factor that contributed to the improved Q1 2016 gross margin was a reduction in the quarterly excess and off-fleet inventory charge, which declined from $110,000 in the fourth quarter to $70,000 in the first quarter.

Selling expense was unchanged at $1.3 million for the first and fourth quarter. Increased commissions and travel expenses in our Thermal Products segment were fully offset by reduced levels of salary and benefit expense in our Mechanical Products segment as well as reduced warranty claims and advertising expenditures. Engineering and product development expense was $991,000 for the first quarter compared to $905,000 for the fourth quarter, an increase of $86,000 or 10% sequentially. The increase primarily related to higher salary and benefit expense in our Thermal and Electrical Products segments.

General and administrative expense was $1.6 million for the first quarter, up from $1.5 million for the fourth quarter of 2015. Fourth quarter 2016 general and administrative expense included $99,000 worth of restructuring cost related to a reduction in force completed in our Mechanical Products segment in early January. When adjusted to remove this item, first quarter G&A expense increased $29,000 or 2% sequentially. This increase was related to increased salary and benefit expense, which was partially offset by reductions in professional fees.

Other income was $29,000 for Q1 compared to $5,000 for the fourth quarter. The $24,000 quarter over quarter increase in other income was primarily the result of foreign exchange transaction gains in the first quarter compared to foreign exchange transaction losses in the fourth quarter.

We accrued an income tax expense of $43,000 in the first quarter compared to a benefit of $187,000 accrued in the fourth quarter. Our effective tax rate was 35% in the first quarter compared to 121% benefit in the fourth quarter. The tax benefit booked in Q4 was driven by the operating loss as well as accruing the full year impact of the R&D tax credit that was permanently enacted during the fourth quarter of 2015, while our effective tax rate in Q1 2016 is a more normalized level. At March 31, 2016, our deferred tax assets were $1.2 million and our remaining net loss carry-forwards were $1.5 million for domestic state, primarily California, and $467,000 for foreign related to our German operations. We expect our effective tax rate for 2016 to be in the range of 34% to 36%.

First quarter net income was $81,000 or $0.01 per diluted share compared with fourth quarter net income of $33,000 or $0.00 per diluted share. Diluted average shares outstanding were 10,404,000 at March 31. We initiated our stock buyback on December 1, 2015 and during the quarter ended March 31, 2016 we repurchased 114,688 shares at a net cost of $468,000 or $4.08 per diluted share. As of April 29, 2016, we have repurchased a cumulative total of 205,603 shares or just under 2% of our outstanding common stock at a net cost of $821,000 or $3.99 per share.

Amortization and depreciation expense was $159,000 for the first quarter and EBITDA was $273,000 up from $15,000 for the fourth quarter.

Consolidated headcount at the end of March, which includes temporary staff was 115, down 11 from the level we had at December 31. As we noted during our last earnings call we reduced the annual operating expenses of our new EMS division, through the headcount reduction of 8 staff in early January 2016. We incurred approximately $99,000 in severance cost associated with this headcount reduction which was in addition to the headcount reduction of 5 staff in our Mechanical Products segment completed in July 2015. The remaining Q1 2016 staff reduction occurred in our Thermal Products segment.

I will now turn to our balance sheet. Cash and cash equivalence at the end of the first quarter were $25.0 million down $759,000 from December 31. We currently expect cash and cash equivalence to increase again starting in the third quarter of 2016 excluding the impact of any potential acquisition.

Accounts receivable increased by $941,000 to $5.3 million at March 31, driven by higher levels of shipments during the first quarter. Inventory decreased slightly by $66,000 to $3.5 million at March 31 and capital expenditures during the first quarter were at $38,000 down from $54,000 in the fourth quarter and represented new computer hardware related to a company-wide system upgrade.

Bob provided consolidated and segment revenue and booking data earlier. The backlog at the end of March was $3.5 million, up from $2.4 million at the end of December.

In terms of our financial outlook as noted in our earnings release we expect that the net revenue for the quarter ended June 30, 2016 will be in the range of $9.5 million to $10.5 million and that net earnings will range from $0.03 to $0.07 per diluted share. We currently expect that our Q2 2016 product mix will be more favorable than Q1 and that the second quarter gross margin will range from 48% to 50%. Operator, that concludes our formal remarks and we can now take questions.

Operator:

Thank you, the floor is now open for questions. At this time, if you have a question or comment please press star one on your touchtone phone. If at any point your question is answered, you may remove yourself from the queue by pressing the pound key. While you pose your question, we ask that you please pick up on your handset to provide optimal sound quality. At this time we don't have any audio questions, Mr. Regan. I believe you have some questions that were previously submitted.

Frank Coladonato:

Thank you, can you give us an update on M&A activity. I know you can't tip your hand so to speak but is there any update you can give, what sectors, technologies are you pursuing

Robert Matthiessen:

Yes, let me handle that. In fact let me correct something I said a few minutes before. I said that we are through acquisition evolving inTEST to a broad based industrial test company, I say test because I've been looking at test my whole life, but we are expanding well beyond test and so I'd like to pull that word out. We are investing considerable time and effort into the M&A area. As you may know we are pursuing opportunities in the industrial thermal area again not necessarily test although if there were something in test that were attractive we would probably look at it. What we are looking for is about half a dozen things hopefully we'll get them all but you never know. We'd like something that would fit with our present thermal business something we thoroughly understand. Potential growth as a result of the acquisition, a strong management team with a good record, we would be very interested in a company that had reasonable intellectual property and for all you money people out there accretion.

Hugh Regan:

Thank you Bob. Frank another question please.

Frank Coladonato:

How's the consolidation of the electrical and mechanical group going?

James Pelrin:

I'll take that, this is Jim Pelrin. It's still a work in process. We have consolidated administratively, we've consolidated the sales channel with very good results. We have in fact looked at engineering and done some things there that have lowered our cost. We now have to look at the overall operation and see how best to move forward there, so we'll be taking a look at that in the coming months and making some decisions on how to proceed.

Hugh Regan:

Thank you Jim. Frank, another question please.

Frank Coladonato:

Sure, the second quarter is seasonally your best quarter of the year. You're guiding to a level of the Q2 revenue that is below where it has been in the last few years. Is this a strategic move where you're exiting low margin business or similar and second what does this imply for Q3 and 4, which are usually sequentially low below Q2.

Hugh Regan:

Thanks for that question, you know clearly our Q2 business this year is below levels that it has been in prior years, you may recall last year, Q1 was our peak booking quarter and business declined throughout the balance of the year. This year we don't see the same pattern but our second quarter business was a little weaker in our thermal products or expected business for Q2 is a little weaker in our thermal segment this year due to some weakness in several markets that we serve there, specifically as a broader industrial market as well as the military aero market as well their semi demand has not come back as strongly as semi demand has in our mechanical and electrical product segments which typically see a spike in demand in semi prior to our thermal group.

We're optimistic that the second half of the year this year will be much stronger than the second half of 2015 was and we have had instances where we have increases in revenue between Q2 and Q3. So if we do see an increase in bookings in Q2 which we expect we would hope that we would see an increase in business in Q3.

That's it for questions. We thank you for your interest in inTEST.

Robert Matthiessen:

Thank you, we look forward to updating you on our progress when we report our second results in August. Also we will be participating in the Drexel Hamilton Investor Conference on May 12 in New York City and the CEO summit at Semicon West in San Francisco on July 13. We look forward to seeing your smiling faces there and have a good evening.

(FN) This portion of the transcript was revised to include relevant explanatory language (presented within brackets) which was included in the Press Release but inadvertently omitted from Mr. Matthiessen's remarks during the conference call.

[Non-material closing remarks omitted]

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